Registration Statement No.333-237342

Filed Pursuant to Rule 424(b)(3)

Amendment no. 1 to the pricing supplements dated January 31, 2022 and the accompanying product supplement dated June 18, 2021, prospectus supplement dated May 27, 2021 and prospectus dated April 20, 2020.

The Bank of Montreal (the “Bank”) has filed with the Securities and Exchange Commission (the “SEC”) a prospectus dated April 20, 2020 and a prospectus supplement dated May 27, 2021, a product supplement dated June 18, 2021 and the pricing supplements dated January 31, 2022 referenced below relating to certain of the Bank’s Senior Medium-Term Notes (the “Notes”).

With respect to each pricing supplement relating to the below listed Notes, such pricing supplement shall be deemed to be amended to include the applicable Exhibit identified in the table below and filed herewith.

Title of Notes	CUSIP	Accession Number	Exhibit
US$3,980,000 Senior Medium-Term Notes, Series G, Callable Barrier Notes with Contingent Coupons due February 03, 2027 Linked to the Least Performing of the Dow Jones Industrial Average® and the NASDAQ 100® Index and the S&P 500® Index	06368GEU7	0001214659-22-001695	107.1
US$275,000 Senior Medium-Term Notes, Series G, Autocallable Barrier Notes with Contingent Coupons due February 03, 2027 Linked to the Least Performing of the NASDAQ 100® Index and the Russell 2000® Index and the EURO STOXX 50® Index	06368GGY7	0001214659-22-001701	107.2
US$809,000 Senior Medium-Term Notes, Series G, Autocallable Barrier Notes with Contingent Coupons due February 03, 2026 Linked to the Least Performing of the NASDAQ 100® Index and the Russell 2000® Index	06368GGW1	0001214659-22-001699	107.3
US$5,601,000 Senior Medium-Term Notes, Series G, Callable Barrier Notes with Contingent Coupons due February 03, 2026 Linked to the Least Performing of the NASDAQ 100® Index and the Russell 2000® Index and the S&P 500® Index	06368GHG5	0001214659-22-001704	107.4
US$1,350,000 Senior Medium-Term Notes, Series G, Autocallable Barrier Notes with Contingent Coupons due August 03, 2023 Linked to the Least Performing of the NASDAQ 100® Index and the Russell 2000® Index and the S&P 500® Index	06368GHH3	0001214659-22-001703	107.5
US$2,116,000 Senior Medium-Term Notes, Series G, Autocallable Barrier Notes with Contingent Coupons due February 03, 2027 Linked to the Least Performing of the NASDAQ 100® Index and the Russell 2000® Index and the S&P 500® Index	06368GHJ9	0001214659-22-001706	107.6
US$1,250,000 Senior Medium-Term Notes, Series G, Callable Barrier Notes with Contingent Coupons due February 03, 2027 Linked to the Least Performing of the NASDAQ 100® Index and the Russell 2000® Index and the S&P 500® Index	06368GHM2	0001214659-22-001708	107.7
US$5,000,000 Senior Medium-Term Notes, Series G, Autocallable Barrier Notes with Contingent Coupons due August 03, 2023 Linked to the S&P 500® Index	06368GHS9	0001214659-22-001715	107.8
US$5,000,000 Senior Medium-Term Notes, Series G, Autocallable Barrier Notes with Contingent Coupons due August 03, 2023 Linked to the Least Performing of the Russell 2000® Index and the S&P 500® Index	06368GHT7	0001214659-22-001717	107.9

BMO CAPITAL MARKETS

Amendment dated February 4, 2022